Exhibit 99.1

IO Biotech Announces 2023 First-Quarter Results

•	The company expects to enroll 225 patients in its Phase 3 pivotal trial (IOB-013/KN-D18) in advanced melanoma by mid-2023 and to fully enroll the trial by the end of 2023.

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The Phase 3 trial protocol calls for an interim analysis of overall response rate (ORR) one year after 225 patients have been randomized; data obtained from this analysis could allow for submission of a Biologics License Application for an accelerated approval in the United States.

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Enrollment in the company’s Phase 2 basket trial (IOB-022/KN-D38) evaluating IO102-IO103 in combination with pembrolizumab in patients with metastatic non-small cell lung cancer, recurrent or metastatic head and neck cancer, or metastatic bladder cancer is continuing. The company anticipates reporting additional data from this trial over the course of 2023.

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The company’s investigational new drug (IND) application for its IOB-032 trial to evaluate the use of IO102-IO103 in combination with pembrolizumab in the neo-adjuvant/adjuvant treatment of patients with solid tumors was cleared by the US Food and Drug Administration (FDA).

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The company is executing from a strong financial position with approximately $128.5 million in cash and equivalents as of March 31, 2023, which will support operations through the third quarter of 2024.

New York, NY – May 11, 2023: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® technology platform, today announced financial results for the first quarter ended March 31, 2023. The company continues to advance its lead cancer vaccine candidate, IO102-IO103, with two company-sponsored clinical trials currently recruiting, as well as five investigator-initiated trials contracted with leading cancer institutions in the United States and Europe.

“Our team remains keenly focused on advancing the development of IO102-IO103, our novel, investigational immune-modulating cancer vaccine, across multiple programs,” said Mai-Britt Zocca, Ph.D., President and CEO of IO Biotech. “As anticipated, enrollment in our global Phase 3 pivotal trial for patients with advanced melanoma has accelerated, and we expect to reach 225 patients randomized by mid-2023 and expect full enrollment in the trial by the end of 2023. Importantly, the protocol calls for an interim analysis to be conducted one year after 225 patients have been randomized. If these data are supportive, we could then prepare and submit a Biologics License Application for accelerated approval in the US.

Dr. Zocca continued, “Additionally, we are pleased that the FDA has cleared our IND to study the use of IO102-IO103 for the neo-adjuvant/adjuvant treatment of solid tumors in patients with melanoma and head and neck cancers. We plan to initiate this Phase 2 trial in the second half of 2023.”

Highlights for First Quarter 2023 and Recent Weeks

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The company’s Phase 3 trial (IOB-013/KN-D18) is evaluating IO102-IO103 in combination with pembrolizumab in first-line advanced melanoma patients. The company continues to expect to enroll 225 patients by mid-2023 and fully enroll the trial by the end of 2023. The Phase 3 trial protocol calls for an interim analysis of overall response rate one year after 225 patients have been randomized; if these data are supportive this interim analysis could allow for submission of a Biologics License Application for an accelerated approval in the US.

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The company’s Phase 2 basket trial (IOB-022/KN-D38) evaluating IO102-IO103 in combination with pembrolizumab in patients with metastatic non-small cell lung cancer, recurrent or metastatic head and neck cancer, or metastatic bladder cancer showed encouraging initial data from 10 lung cancer patients; of the 10 patients, 9 were efficacy evaluable per protocol having received at least one full cycle of treatment. Among the 9 evaluable patients, 4 patients had a partial response while 4 had stable disease; one patient had progressive disease. The safety profile observed at the time of the interim readout is consistent with prior clinical experience with IO102-IO103. The trial continues to recruit patients and the company expects to report additional data from this trial this year.

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The FDA has cleared the company’s IND for the evaluation of IO102-IO103 in the neo-adjuvant / adjuvant treatment of solid tumors. The company plans to initiate a Phase 2 basket trial evaluating the use of IO102-IO103 in combination with pembrolizumab in the neo-adjuvant/adjuvant setting in patients with melanoma and head and neck cancer.

First Quarter 2023 Financial Results

•	Net loss for the three months ended March 31, 2023 was $17.0 million, compared to $17.2 million for the three months ended March 31, 2022.

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Research and development expenses were $11.9 million for the three months ended March 31, 2023, compared to $10.3 million for the three months ended March 31, 2022. The increase was primarily related to clinical trial-related activities for our IO102-IO103 product candidate, including the continued execution of our Phase 3 clinical trial. The Company recognized $0.7 million in research and development equity-based compensation for both the three months ended March 31, 2023 and 2022.

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General and administrative expenses were $6.0 million for the three months ended March 31, 2023, compared to $6.7 million for the three months ended March 31, 2022. The decrease was related to lower professional services and consulting costs, offset by an increase in headcount. The Company recognized $1.2 million in general and administrative equity-based compensation for the three months ended March 31, 2023, compared to $0.9 million for the three months ended March 31, 2022.

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Cash and cash equivalents as of March 31, 2023 were $128.5 million, compared to $142.6 million at December 31, 2022. During the three months ended March 31, 2023, the Company used cash, cash equivalents and restricted cash of $14.8 million from operating and investing activities that was offset by an increase of $0.7 million in cash due to the effects of foreign currency exchange rates.

•	Cash on hand is expected to support operations through the third quarter of 2024.

About IO102-IO103

IO102-IO103 is an investigational immune-modulating cancer vaccine designed to target the immunosuppressive mechanisms mediated by the key immunosuppressive proteins indoleamine 2,3-dioxygenase (IDO) and PD-L1.

About the IOB-013/KN-D18 Phase 3 Clinical Trial

IOB-013/KN-D18 (Clinical Trials.gov: NCT05155254) is an open label, randomized Phase 3 clinical trial being conducted in collaboration with Merck of IO102-IO103 in combination with pembrolizumab versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. Target enrollment is 300 patients from centers spread across the United States, Europe, Australia, Israel and South Africa. Biomarker analyses will also be conducted. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab. IO Biotech maintains global commercial rights to IO102-IO103.

About IOB-022/KN-D38 Phase 2 Solid Tumor Basket Trial

IOB-022/KN-D38 is a non-comparative, open label trial to investigate the safety and efficacy of IO102-IO103 in combination with pembrolizumab in each of the following first-line advanced cancers: non-small cell lung cancer (NSCLC), squamous cell carcinoma of the head and neck (SCCHN), and urothelial bladder cancer (UBC). The clinical trial is sponsored by IO Biotech and conducted in collaboration with Merck. IO Biotech maintains global commercial rights to IO102-IO103.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® vaccine platform. The T-win platform is a novel approach to cancer vaccines designed to activate T cells to target the most important immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing in clinical studies its lead cancer vaccine candidate, IO102-IO103, targeting IDO and PD-L1, and through preclinical development its other pipeline candidates. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the timing of the interim analysis of our Phase 3 trial, current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Company Contact:	Investor Contact:

Maryann Cimino, Director of Investor	Corey Davis, Ph.D.
Relations	LifeSci Advisors
IO Biotech, Inc.	212-915-2577
617-710-7305	cdavis@lifesciadvisors.com
mci@iobiotech.com

IO BIOTECH, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2023	2022
Operating expenses
Research and development	$11,900	$10,306
General and administrative	6,024	6,704

Total operating expenses	17,924	17,010

Loss from operations	(17,924)	(17,010)

Other income (expense)
Currency exchange gain (loss), net	258	(20)
Interest income	1,028	15
Interest expense	—	(123)

Total other income (expense), net	1,286	(128)

Loss before income tax expense	(16,638)	(17,138)
Income tax expense	406	66

Net loss	(17,044)	(17,204)

Net loss attributable to common shareholders	(17,044)	(17,204)

Net loss per common share, basic and diluted	$(0.59)	$(0.60)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	28,815,267	28,815,267

Other comprehensive loss
Net loss	(17,044)	(17,204)
Foreign currency translation	517	(2,647)

Total comprehensive loss	(16,527)	(19,851)

IO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	March 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$128,527	$142,590
Prepaid expenses and other current assets	3,739	5,629

Total current assets	132,266	148,219

Restricted cash	268	268
Property and equipment, net	842	741
Right of use lease asset	2,592	2,493
Other non-current assets	876	84

Total non-current assets	4,578	3,586

Total assets	$136,844	$151,805

Liabilities, convertible preference shares and stockholders’ equity
Current liabilities
Accounts payable	$4,260	$4,004
Lease liability - current	559	515
Accrued expenses and other current liabilities	5,538	6,157

Total current liabilities	10,357	10,676

Lease liability - noncurrent	2,272	2,275

Total non-current liabilities	2,272	2,275

Total liabilities	12,629	12,951

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized, 28,815,267 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	29	29
Additional paid-in capital	328,593	326,705
Accumulated deficit	(194,783)	(177,739)
Accumulated other comprehensive loss	(9,624)	(10,141)

Total stockholders’ equity	124,215	138,854

Total liabilities, convertible preference shares and stockholders’ equity	$136,844	$151,805